Exhibit 21.1
                                  Subsidiaries
                                  ------------

Sequiam Software, Inc., a California corporation, doing business as Sequiam and Sequiam, Inc.

Sequiam Sports, Inc., a Delaware corporation

Sequiam Biometrics, Inc., a Florida corporation.

Sequiam Education, Inc., a Florida corporation

Fingerprint Detection Technologies, Inc., a Florida corporation


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